Exhibit 99.2
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: October 19, 2006
For Release: Immediately
Refer to: (317) 276-5795 – Terra Fox
Lilly Reports 7% Sales Growth, 10% Earnings Growth and $.80 EPS for Third Quarter
Newer Products Grew 45% to One-Fourth of Sales
Eli Lilly and Company (NYSE: LLY) announced financial results for the third quarter of 2006.
Third-Quarter Highlights
•	Sales increased 7 percent, to $3.864 billion. The sales increase was driven by Cymbalta® and several of the company’s other newer products as well as Zyprexa®.
•	Newer products – Alimta®, Byetta®, Cialis®, Cymbalta, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® – collectively grew 45 percent, to $959.7 million, and accounted for 25 percent of total sales, up from 18 percent of total sales in the third quarter of 2005.
•	Net income and earnings per share increased 10 percent, to $873.6 million and $.80, respectively. The earnings growth was driven primarily by improved gross margins.
Pharmaceutical Product Sales Highlights

			% Change			% Change
	Third Quarter		Over/(Under)	Year-to-Date		Over/(Under)
(Dollars in millions)	2006	2005	2005	2006	2005	2005
Zyprexa	$1,084.7	$1,035.1	5%	$3,207.1	$3,170.1	1%
Diabetes Care Products	712.4	652.8	9%	2,177.5	2,046.5	6%
Gemzar ®	354.6	334.3	6%	1,036.9	981.9	6%
Cymbalta	348.6	182.8	91%	892.3	450.9	98%
Evista ®	257.9	260.3	(1)%	775.0	770.8	1%
Alimta	157.2	122.3	29%	440.4	327.4	35%
Strattera	126.4	140.9	(10)%	422.7	384.1	10%
Forteo	149.1	102.6	45%	422.2	271.3	56%

Significant Events Over the Last Three Months
•	Lilly announced its acquisition of ICOS Corporation for approximately $2.1 billion in cash. The acquisition brings the full value of Cialis to Lilly and enables the company to realize operational efficiencies in the further development, marketing and selling of this product. Lilly expects this acquisition will increase the company’s earnings and earnings growth rate beginning in 2008 and, after a significant addition to sales in 2007, will modestly accelerate the company’s sales growth rate thereafter. Upon the closing of the transaction, which is expected in late 2006 or early 2007, Lilly will incur a one-time charge to earnings for acquired in-process research and development (IPR&D), but it is premature to estimate what that charge will be. In addition, the company expects the impact of including the operations of ICOS in its financial results will be modestly dilutive to earnings in 2007.
•	Lilly received an approvable letter from the U.S. Food and Drug Administration (FDA) for Arxxant™ for the treatment of diabetic retinopathy. The FDA has indicated it will require efficacy data from an additional Phase 3 study before it will consider approving the molecule. Lilly has decided to appeal the FDA’s decision and has recently begun discussions with the agency. Lilly reached this decision by considering the significance of the unmet medical need that diabetic retinopathy represents, the efficacy demonstrated in the completed clinical studies and the robust safety profile shown in more than 3,300 patient years of clinical trial exposure.
•	The Committee for Medicinal Products for Human Use of the European Medicines Evaluation Agency issued a positive opinion recommending approval of Byetta for the treatment of type 2 diabetes. Marketing authorization by the European Commission is expected later this year. Byetta is already approved in the U.S. for this indication.
•	Lilly submitted data to the FDA for consideration of a new treatment-resistant depression (TRD) indication for Symbyax, available as a range of fixed combinations of Zyprexa and Prozac®, as well as for Zyprexa used in combination with Prozac. Currently, there is no FDA-approved medication for treatment-resistant depression, a condition in which some people with major depressive disorder fail to sustain or achieve remission despite adequate antidepressant therapy. Symbyax is already approved in the U.S. for the treatment of bipolar depression.
•	The Health and Human Services Office of Inspector General (OIG) granted Lilly approval of LillyMedicareAnswers, an “Outside Part D” Medicare Part D Patient Assistance Program. OIG approval of LillyMedicareAnswers paves the way for the full implementation of the program, which will provide Zyprexa, Forteo and Humatrope® to low-income seniors who are experiencing gaps in coverage under Medicare Part D.
“Our third quarter delivered accelerating top-line growth and strong bottom-line results,” said Sidney Taurel, Lilly chairman and chief executive officer. “Notably, Cymbalta sales continued to grow robustly and U.S. Zyprexa prescriptions remained stable. Our sales interventions and productivity initiatives are enabling us to accelerate performance and invest appropriately in key products while delivering solid earnings growth.”
Third-Quarter Results
Worldwide sales for the quarter increased 7 percent, to $3.864 billion, driven by Cymbalta and several of the company’s other newer products as well as Zyprexa. Worldwide sales volume increased 1 percent, selling prices increased sales 5 percent and exchange rates increased sales by 1 percent.
Gross margins as a percent of sales improved by 1.2 percentage points, to 77.7 percent. This increase was primarily due to increased product prices and increased production volume, partially offset by higher manufacturing expenses.
Overall, marketing and administrative expenses increased 12 percent, to $1.198 billion. This increase was driven by increased marketing expenses in support of key products, primarily Cymbalta. Research and development expenses increased 1 percent, to $755.7 million, and represented 20 percent of sales.
Other income decreased $29.0 million, to $56.0 million, due to decreased net interest income and decreased miscellaneous net other income, offset partially by increased Lilly ICOS joint-venture income.
Income tax expense increased 4 percent, to $232.2 million. The effective tax rate was 21 percent, down from 22 percent in the third quarter of 2005.
Net income and earnings per share increased 10 percent, to $873.6 million and $.80, respectively. The earnings growth was driven by sales increasing at a faster rate than cost of products sold and research and development expenses, offset partially by higher marketing and administrative expenses and decreased other income.
Zyprexa
In the third quarter of 2006, Zyprexa sales totaled $1.085 billion, a 5 percent increase. U.S. sales of Zyprexa increased 3 percent, to $519.0 million, due to increased prices, offset partially by lower demand compared with the third quarter of 2005. However, Zyprexa’s U.S. prescription volume has held steady during the first nine months of 2006. Zyprexa sales in international markets increased 6 percent, to $565.7 million, due to increased demand and the favorable impact of exchange rates, offset partially by lower prices.
Diabetes Care Products
Diabetes care revenue, composed primarily of Humalog®, Humulin®, Actos® and Byetta, increased 9 percent, to $712.4 million, compared with the third quarter of 2005. Diabetes care revenue increased 14 percent in the U.S., to $408.6 million, while diabetes care revenue outside the U.S. increased 3 percent, to $303.8 million.
Worldwide Humalog sales increased 5 percent, to $322.2 million, due to higher U.S. prices and increased demand outside the U.S., partially offset by a decline in demand in the U.S. Worldwide Humulin sales decreased 8 percent, to $230.0 million, driven primarily by a decline in demand due to continued competitive pressures.
Actos generated $77.0 million of revenue for Lilly, an increase of 20 percent compared with the third quarter of 2005. As previously disclosed, Lilly’s U.S. marketing rights with respect to Actos expired in September 2006; however, Lilly will continue receiving royalties from Takeda Pharmaceuticals North America at a declining rate through September 2009. The arrangement outside the U.S. continues.
Total sales of Byetta were $126.4 million, a 28 percent increase, compared with second quarter of 2006. Lilly reports as revenue its 50 percent share of Byetta’s gross margins and its sales of Byetta pen delivery devices to Amylin Pharmaceuticals; for the third quarter, this revenue totaled $62.1 million, representing a 19 percent sequential increase compared with the second quarter of 2006.

Gemzar
Gemzar had sales totaling $354.6 million, which increased 6 percent, compared with the third quarter of 2005. Sales in the U.S. increased 2 percent, to $153.0 million, due to higher prices, offset partially by lower demand due to competitive pressures. Gemzar sales outside the U.S. increased 9 percent, to $201.6 million, due to increased demand and the favorable impact of exchange rates, offset partially by lower prices.
Cymbalta
Cymbalta generated $348.6 million in sales, up 91 percent, compared with the third quarter of 2005. U.S. sales of Cymbalta increased 80 percent, to $306.5 million, due to strong demand. Sales outside the U.S. were $42.1 million, reflecting international launches.
Evista
Evista sales were $257.9 million, a 1 percent decrease, compared with the third quarter of 2005. U.S. sales of Evista increased 1 percent, to $162.8 million, due to higher prices, offset by a decline in demand. Evista sales outside the United States decreased 4 percent, to $95.1 million, due primarily to lower prices.
Alimta
Alimta sales increased 29 percent, to $157.2 million, compared with the third quarter of 2005, due to increased U.S. and international demand. U.S. sales of Alimta increased 17 percent, to $89.9 million, while sales outside the U.S. increased 48 percent, to $67.3 million.
Strattera
Strattera sales were $126.4 million, a 10 percent decrease, compared with the third quarter of 2005. The sales decrease was primarily due to a decline in U.S. demand, offset partially by higher U.S. prices.
Forteo
Sales of Forteo were $149.1 million, a 45 percent increase compared with the third quarter of 2005. U.S. sales of Forteo increased 48 percent, to $104.2 million, while sales outside the U.S. grew 39 percent, to $44.9 million. In addition to increased demand, U.S. Forteo sales significantly benefited from access to medical coverage through the Medicare Part D program and decreased utilization of the company’s U.S. patient assistance program, LillyAnswers.
Cialis
Total worldwide sales of Cialis were $245.6 million, a 26 percent increase compared with third-quarter 2005 worldwide sales. Worldwide Cialis sales are composed of $55.0 million of sales in Lilly territories and $190.6 million of sales in the Lilly ICOS LLC joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis were $94.9 million, a 23 percent increase. Cialis sales in Lilly territories are reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture net income is reported in Lilly’s other income. Cialis sales growth reflects both gains in market share and growth of the erectile dysfunction market during the quarter.
Animal Health
Worldwide sales of animal health products of $216.2 million were flat compared with the third quarter of 2005.
Year-to-Date Results
For the first nine months of the year, worldwide sales increased 6 percent, to $11.446 billion, compared with sales for the same period in 2005. Net income and earnings per share were $2.530 billion and $2.33, respectively.
Excluding the 2005 product liability charge, the net income and earnings per share for the first nine months of 2006 would have increased 12 percent and 13 percent, respectively. This adjusted earnings growth was driven primarily by increased sales and decreased cost of sales, offset partially by decreased other income.

	Year-to-Date
Earnings per Share Reconciliation	2006	2005	% Growth
E.P.S. – reported	$2.33	$1.17	N/M
Exclude product liability charge (a)	—	.90

E.P.S. – adjusted	$2.33	$2.07	13%

N/M – not meaningful

(a) Refer to “Operating Results – Adjusted” later in this press release for further description.
Refer to “Operating Results” and “Operating Results – Adjusted” later in this press release for a summary of reported and adjusted operating income (loss) and net income (loss).
2006 Financial Guidance
For full-year 2006, the company continues to expect sales growth at approximately the low end of 7 percent to 9 percent growth range. In addition, the company expects gross margins as a percent of sales to improve, operating expenses to grow in the mid-single digits and other income to contribute approximately $175 million to $250 million. Excluding the tax associated with the potential charges discussed below, the company continues to anticipate the effective tax rate to be approximately 21 percent. In terms of cash flow, the company expects capital expenditures to be about $1.2 billion in 2006.
The company continues to expect full-year 2006 adjusted earnings per share in the range of $3.10 to $3.20. This guidance excludes future, material unusual items, such as the IPR&D charge related to the ICOS acquisition, if the transaction closes in 2006, and any charges related to the potential sale or closure of the three European sites previously disclosed. Lilly has reached a final decision related to one of these sites. Specifically, the research and development facility in Hamburg, Germany, will be closed, resulting in a fourth-quarter restructuring and asset impairment charge of $40 million to $50 million (pretax), or $.02 to $.03 per share (after-tax). Consequently, Lilly’s reported full-year 2006 earnings per share is expected to be in the range of $3.07 to $3.18. Additional fourth-quarter charges may occur if further decisions are reached related to the other two sites.
The full-year 2006 adjusted earnings per share guidance compares to adjusted 2005 earnings per share of $2.87, representing 8 percent to 11 percent adjusted growth. Reported full-year 2005 earnings per share was $1.81. The 2005 adjusted earnings per share excludes the $.90 per share second-quarter product liability charge, the $.14 per share fourth-quarter asset impairment charge and the $.02 per share fourth-quarter charge for the cumulative effect of an accounting change due to adoption of new accounting rule (FIN 47) for conditional asset retirement obligations.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the third-quarter 2006 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:00 a.m. to 9:00 a.m. EDT and will be available for replay via the website through November 17, 2006.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY
This press release contains forward-looking statements that are based on management’s current expectations; however, they are subject to significant risks and uncertainties. Actual results may differ materially and will depend on, among other things, the continuing growth of the company’s currently marketed products; developments with competitive products; the timing and scope of regulatory approvals and the success of the company’s new product launches; asset impairments, restructurings, and acquisitions of compounds under development resulting in acquired in-process research and development charges; foreign exchange rates; wholesaler inventory changes; the outcome of the Zyprexa patent appeal; other regulatory developments, government investigations, patent disputes and litigation involving current and future products; changes in tax law; and the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed August 2006. The company undertakes no duty to update forward-looking statements.
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Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Arxxant™ (ruboxistaurin mesylate, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Prozac® (fluoxetine hydrochloride, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2006	2005	% Chg.	2006	2005	% Chg.
Net sales	$3,864.1	$3,601.1	7%	$11,445.7	$10,766.2	6%

Cost of sales	860.4	845.7	2%	2,527.5	2,576.0	(2)%
Research and development	755.7	751.0	1%	2,271.3	2,215.6	3%
Marketing and administrative	1,198.2	1,070.9	12%	3,579.0	3,307.4	8%
Asset impairments, restructuring and other special charges	—	—	N/M	—	1,073.4	N/M

Operating income (loss)	1,049.8	933.5	12%	3,067.9	1,593.8	N/M

Net interest (expense) income	4.8	27.6		2.1	83.3
Joint venture income (loss)	23.8	5.8		66.1	(7.3)
Net other income	27.4	51.6		66.9	153.0

Other income	56.0	85.0		135.1	229.0

Income (loss) before income taxes	1,105.8	1,018.5	9%	3,203.0	1,822.8	N/M
Income taxes	232.2	224.1	4%	672.6	543.8	N/M

Net income (loss)	$873.6	$794.4	10%	$2,530.4	$1,279.0	N/M

Earnings (loss) per share – basic	$0.80	$0.73	10%	$2.33	$1.18	N/M

Earnings (loss) per share – diluted	$0.80	$0.73	10%	$2.33	$1.17	N/M

Dividends paid per share	$0.40	$0.38	5%	$1.20	$1.14	5%
Weighted-average shares outstanding (thousands) – basic	1,085,603	1,088,936		1,085,441	1,087,786
Weighted-average shares outstanding (thousands) – diluted	1,086,412	1,091,362		1,086,449	1,091,093

N/M – not meaningful

Eli Lilly and Company
Operating Results (Unaudited) – ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2006	2005	% Chg.	2006	2005 (a)	% Chg.
Net sales	$3,864.1	$3,601.1	7%	$11,445.7	$10,766.2	6%

Cost of sales	860.4	845.7	2%	2,527.5	2,576.0	(2)%
Research and development	755.7	751.0	1%	2,271.3	2,215.6	3%
Marketing and administrative	1,198.2	1,070.9	12%	3,579.0	3,307.4	8%

Operating income	1,049.8	933.5	12%	3,067.9	2,667.2	15%

Net interest (expense) income	4.8	27.6		2.1	83.3
Joint venture income (loss)	23.8	5.8		66.1	(7.3)
Net other income	27.4	51.6		66.9	153.0

Other income	56.0	85.0		135.1	229.0

Income before income taxes	1,105.8	1,018.5	9%	3,203.0	2,896.2	11%
Income taxes	232.2	224.1	4%	672.6	637.2	6%

Net income	$873.6	$794.4	10%	$2,530.4	$2,259.0	12%

Earnings per share – basic	$0.80	$0.73	10%	$2.33	$2.08	12%

Earnings per share – diluted	$0.80	$0.73	10%	$2.33	$2.07	13%

Dividends paid per share	$0.40	$0.38	5%	$1.20	$1.14	5%
Weighted-average shares outstanding (thousands) – basic	1,085,603	1,088,936		1,085,441	1,087,786
Weighted-average shares outstanding (thousands) – diluted	1,086,412	1,091,362		1,086,449	1,091,093

(a)	The 2005 year-to-date amounts are adjusted to exclude the $1.073 billion (pretax), or $.90 per share (after-tax), second-quarter product liability charge, which includes the $690 million for the previously announced Zyprexa product liability settlement under the agreement in principle as well as reserves, primarily related to Zyprexa, for estimated product liability exposure and defense costs. These charges have been offset by estimated recoveries from the company’s insurance coverage.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

	Three Months Ended		% Change	Nine Months Ended		% Change
	September 30		Over/(Under)	September 30		Over/(Under)
	2006	2005	2005	2006	2005	2005
Zyprexa	$1,084.7	$1,035.1	5%	$3,207.1	$3,170.1	1%
Gemzar	354.6	334.3	6%	1,036.9	981.9	6%
Humalog	322.2	306.2	5%	947.3	888.6	7%
Cymbalta	348.6	182.8	91%	892.3	450.9	98%
Evista	257.9	260.3	(1)%	775.0	770.8	1%
Humulin	230.0	250.9	(8)%	668.3	757.5	(12)%
Alimta	157.2	122.3	29%	440.4	327.4	35%
Strattera	126.4	140.9	(10)%	422.7	384.1	10%
Forteo	149.1	102.6	45%	422.2	271.3	56%
Actos	77.0	64.3	20%	358.7	338.0	6%
Eli Lilly and Company
Employment Information

	September 30, 2006	December 31, 2005
Worldwide Employees	41,600	42,600